Exhibit 10.32

Share Purchase Agreement

Zhaopin Limited

Jobs DB Inc.

Contents

Clause Number	Heading	Page

1	Definitions and Interpretation	1

2	Sale and Purchase of Shares	4

3	Consideration	5

4	Closing	5

5	Post-Closing Undertakings	7

6	Seller’s Representations and Warranties	7

7	Purchaser’s Representations and Warranties	10

8	Announcements and Confidentiality	10

9	Counterparts	11

10	Variation, Waiver and Consent	11

11	Rights and Remedies	12

12	Entire Agreement	12

13	Notices	12

14	Costs and Stamp Duty	13

15	Severability	13

16	Governing Law and Submission to Jurisdiction	14

	Schedule 1	15
	Warranties	15

	Execution	20

i	Share Purchase Agreement

Date	22 May 2014

Parties	Zhaopin Limited, a company incorporated in the Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (Purchaser)

Jobs DB Inc., a company incorporated in the British Virgin Islands with its registered office at P.O. Box 3340, Road Town, Tortola, British Virgin Islands (Seller)

Recitals

A	The Seller is the legal and beneficial owner of 10,000 ordinary shares in the Company, representing 100% of the total issued and outstanding share capital of the Company.

B	The Company has entered into certain agreements with LUO Yan and WANG Guanzhu in relation to Guangzhou Hou Bo, which is the owner of 75.5814% of CJOL.

C	The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this Agreement.

Operative Provisions

1	Definitions and Interpretation

Defined terms

1.1	In this Agreement, the following words and expressions shall, unless the context requires otherwise, have the following meanings:

CJOL means Shenzhen CJOL Human Resources Co., Ltd. (深圳市希捷尔人力资源有限公司).

Closing means closing of the sale and purchase of the Shares in accordance with Clause 4.

Closing Date has the meaning given to that term in Clause 4.1.

Company means Jobs DB China Investments Limited, a company incorporated in Hong Kong.

Encumbrance means any claim, mortgage, charge, pledge, lien, restriction, assignment, power of sale, hypothecation, security interest, title retention, trust arrangement, subordination arrangement, contractual right of set-off or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement, arrangement or obligation to create any of the same.

Equity Pledge Agreements means the Equity Pledge Agreements dated 26 July 2011 entered into by LUO Yan and WANG Guanzhu with Job Network.

1	Share Purchase Agreement

Exclusive Technical and Consulting Services Agreement means the Exclusive Technical and Consulting Services Agreement entered into by and between Job Network and Guangzhou Hou Bo dated 26 July 2011.

Existing Guangzhou Hou Bo Agreements means the Exclusive Technical and Consulting Services Agreement, Equity Pledge Agreements, Powers of Attorney, Existing Option Agreement and Existing Loan Agreements.

Existing Loan Agreement means the loan assignment agreement dated 1 July 2011 entered into between LUO Yan, WANG Guanzhu, the Company, Chen Dayi and Guangzhou Hou Bo.

Existing Option Agreement means the equity option agreement dated 1 July 2011 entered into between LUO Yan, WANG Guanzhu and the Company.

Financial Statements has the meaning given to that term in paragraph 13 of Schedule 1.

Guangzhou Hou Bo means Guangzhou Hou Bo Information Technology Co., Ltd. (广州厚博信息科技有限公司), a limited liability company established under the laws of the People’s Republic of China and legally owned as to 50% by LUO Yan and 50% by WANG Guanzhu (LUO Yan and WANG Guanzhu together the Nominee Shareholders).

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Indemnified Parties has the meaning given to that term in Clause 6.2.

Job Network means Job Opportunity Network Information Technology (Shenzhen) Co., Ltd. (就业网络信息技术（深圳）有限公司), a wholly foreign-owned enterprise of Jobs DB Hong Kong Limited.

Loss includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs in investigating, disputing and defending any claim, action or proceeding), expenses (including tax), disbursements and other liabilities in any case of any nature whatsoever.

Parties means the named parties to this Agreement and Party means any one of them.

Powers of Attorney mean the Powers of Attorney granted by each of LUO Yan and WANG Guanzhu in favour of Job Network on 1 July 2011.

PRC Companies means Guangzhou Hou Bo and CJOL.

2	Share Purchase Agreement

Seller’s Account means:

Bank Name: The Hongkong and Shanghai Banking Corporation Limited

Beneficiary bank address: 1 Queen’s Road, Central, Hong Kong

Name of Beneficiary: Jobs DB Inc

Account Number: 404-405110-838

Bank SWIFT Code: HSBCHKHHHKH

Share Consideration has the meaning given to that term in Clause 3.1.

Shares means 10,000 ordinary shares representing all of the issued shares in the capital of the Company.

Transaction Documents means this Agreement and any document entered into pursuant to this Agreement.

Warranties means the representations and warranties given in Clause 6 and Schedule 1 (Warranties).

Statutory provisions

1.2	All references to statutes, statutory provisions or enactments shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision or enactment of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any Party to another under this Agreement.

Parties, Recitals, Schedules and Clauses

1.3	References to this Agreement include the Recitals, Schedules and Annexures which form part of this Agreement for all purposes. References in this Agreement to the Parties, the Recitals, Schedules, Annexures and Clauses are references respectively to the parties to this Agreement and their legal personal representatives, successors and permitted assigns, the recitals, schedules and annexures to and clauses of this Agreement.

Meaning of references

1.4	Save where specifically required or indicated otherwise:

(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)	references to the word include or including (or any similar term) are not to be construed as implying any limitation and general words introduced by the word other (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

3	Share Purchase Agreement

(d)	references to any Hong Kong statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than Hong Kong (including the jurisdiction of incorporation of the Company, whether in the context of the Warranties or otherwise) be deemed to include that which most nearly approximates in that jurisdiction to the Hong Kong statutory provision or legal term or other legal concept, state of affairs or thing;

(e)	any reference to writing or written includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)	references to United States dollars or US$ are to the lawful currency of the United State of America as at the date of this Agreement; and

(g)	references to times of the day are to that time in Hong Kong and references to a day are to a period of 24 hours running from midnight to midnight.

Headings

1.5	Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Awareness

1.6	Where any statement in the Warranties is qualified by the expression “so far as the Seller is aware” or any similar expression, the Seller’s awareness shall be limited to only those matters that the Seller has actual knowledge at the date of this Agreement.

2	Sale and Purchase of Shares

Sale and purchase of Shares

2.1	Upon the terms and subject to the conditions contained herein, the Seller shall at Closing sell and the Purchaser shall purchase, the entire legal and beneficial ownership, in the Shares free and clear of any Encumbrances.

2.2	The Seller covenants with the Purchaser that it has now and at all times up to and at Closing shall have full power and the right to sell and transfer the legal and beneficial title in, the Shares free from all Encumbrances on the terms set out in this Agreement.

Rights attaching to the Shares

2.3	The Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

Waiver of restrictions on transfer

2.4	The Seller hereby irrevocably waives and shall procure, at or prior to Closing, the irrevocable waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.

4	Share Purchase Agreement

3	Consideration

Consideration

3.1	The total price for the Shares to be paid by the Purchaser to the Seller is US$ 15,720,000 (fifteen million, seven hundred and twenty thousand United States dollars) (Share Consideration).

3.2	The payment by the Purchaser of the Share Consideration shall be satisfied by the Purchaser paying to the Seller on Closing the Share Consideration in accordance with Clause 4.4(a).

4	Closing

Timing

4.1	Closing shall take place on the date of this Agreement or such date as may be agreed in writing between the Purchaser and the Seller (such date, the Closing Date).

Location

4.2	Closing shall take place at a location to be agreed by the Parties when all (but not some only) of the events detailed in Clauses 4.3 and 4.4 shall occur (if they have not already occurred).

Seller’s obligations at Closing

4.3	At Closing, the Seller shall:

(a)	deliver (or cause to be delivered) to the Purchaser:

(i)	duly executed instrument of transfer and sold note in respect of all of the Shares in favour of the Purchaser or its nominee together with the relative share certificates (or indemnities in respect thereof in the agreed form);

(ii)	certified copies of any powers of attorney under which any of the documents referred to in this Clause 4.3 are executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Seller;

(iii)	a copy of a resolution of the board of directors of the Seller (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by that entity of its obligations under this Agreement, the other Transaction Documents to which it is a party and each of the other documents to be executed by that entity;

(iv)	all the statutory and other books and records (including financial records) (duly written up to, but not including, Closing) of the Company and its certificate of incorporation, any certificates of incorporation on change of name, current business registration certificates, common seal and any other chops;

(v)	duly executed documents required for the change of the authorized bank signatories of the PRC Companies to such persons designated by the Purchaser in the form agreed by the Parties prior to the execution of this Agreement;

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(vi)	letters of resignation, in the agreed form, from:

(A)	each of the Directors of the Company;

(B)	Tony Lau (刘加立) as legal representative and executive director, Ashley Pun (潘志华) as manager and Luo Yan (罗燕) as commissioner of Guangzhou Hou Bo respectively;

(C)	Wang Guanzhu (王冠珠) ,Tony Lau (刘加立), Ashley Pun (潘志华), Thomas Yue (余永江) as directors, Jeff Shi (施瑜) as manager and Luo Yan (罗燕) as commissioner of CJOL respectively,

such resignations to take effect from Closing;

(vii)	revocation letters from each of LUO Yan and WANG Guanzhu to revoke the Powers of Attorney;

(viii)	duly executed termination agreement of the Exclusive Technical and Consulting Services Agreement;

(ix)	duly executed discharge agreements of the Equity Pledge Agreements and duly executed application documents, in the form agreed by the Parties prior to the execution of this Agreement to discharge the pledge over the equity interest in Guangzhou Hou Bo granted by LUO Yan and WANG Guanzhu in favour of Job Network;

(x)	duly executed equity interests transfer agreements and duly executed application documents, in the form agreed by the Parties prior to the execution of this Agreement to transfer WANG Guanzhu and LUO Yan’s equity interests in Guangzhou Hou Bo to the entity/individual designated by the Purchaser;

(xi)	a copy of a resolution of the board of directors of the PRC Companies and Job Network approving the execution and delivery of each Transaction Document to which it is a party;

(b)	cause the Directors to pass resolutions of the board of the Company, in the agreed form, to:

(i)	approve the registration of the Purchaser or its nominee as holders of the Shares and members of the Company;

(ii)	appoint such persons as the Purchaser may nominate as directors of the Company and accept the resignation of the directors, of the Company referred to in Clause 4.3(a)(vi);

(iii)	revoke all authorities to the bankers of the Company relating to bank accounts and to give authority to such persons as the Purchaser may nominate to operate the same;

(iv)	approve the execution and delivery of each Transaction Document to which it is a party;

(c)	deliver to the Purchaser signed minutes of meeting or resolutions referred to in Clause (b).

6	Share Purchase Agreement

Purchaser’s obligations

4.4	At Closing, the Purchaser shall:

(a)	pay (or procure that another person, on the Purchaser’s behalf, pays) to the Seller’s Account the Share Consideration by automated transfer in immediately available funds; and

(b)	deliver to the Seller a copy of a resolution of the board of directors of the Purchaser (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by the Purchaser of its obligations under the Transaction Documents and each of the other documents to be executed by the Purchaser.

Failure by Seller or Purchaser to complete

4.5	Without prejudice to any other remedies available to the Purchaser and Seller, if the provisions of Clauses 4.3 and 4.4 are not complied with by the respective Party in any respect on or prior to the Closing Date, the other Party (being the Purchaser or Seller) shall not be obliged to complete the purchase of the Shares and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other Party:

(a)	defer Closing by a period of not more than 7 days to such other date as it may specify in such notice (and so that the provisions of this Clause 4, other than Clause 4.1, shall apply to Closing as so deferred);

(b)	waive all or any of the requirements contained or referred to in Clause 4.3 or Clause 4.4, as applicable, at its discretion (and without prejudice to its rights under this Agreement) and proceed to Closing so far as practicable; or

(c)	terminate this Agreement without liability on its part but without prejudice to any rights accruing prior to the termination.

5	Post-Closing Undertakings

5.1	The Purchaser shall procure that, as soon as reasonably practicable after Closing and in any event within one months afterwards, the name of the Company shall be changed so as to omit the word or symbol “Jobs DB” or any confusingly similar word, name or symbol in any language and shall stop using or displaying in any way any trade or service marks, trade or service names, registered designs or logos used or held by the Seller or any of its affiliates. Until the name of the Company is changed in accordance with this Clause 5, the Purchaser shall procure that the Company only operates as a holding company.

5.2	The Seller shall take such steps as the Purchaser reasonably requests, at the Purchaser’s cost, to duly register with the relevant PRC government authorities the equity interest transfer agreements and related application documents to transfer WANG Guanzhu and LUO Yan’s equity interests in Guangzhou Hou Bo to the entity/individual designated by the Purchaser.

6	Seller’s Representations and Warranties

6.1	The Seller represents and warrants to the Purchaser that each of the statements set out in this Clause 6 and in Schedule 1 (Warranties) is now and will at Closing and at all times before Closing (by reference to the facts and circumstances existing at the relevant time) be true, accurate and not misleading.

7	Share Purchase Agreement

6.2	From and after the Closing, the Seller agrees to indemnify and hold harmless the Purchaser and its directors and officers (the Indemnified Parties) from and against any and Loss arising out of or resulting from any breach of the Warranties made by the Seller.

6.3	The Seller shall be under no liability in respect of any claim and any such claim shall be wholly barred and unenforceable unless notice of such claim (stating in reasonable detail the legal and factual bases of such claim and, so far as practicable, an estimate of the maximum amount of the claim) shall have been served upon the Seller by the Indemnified Parties within eighteen months after the Closing Date, provided that the liability of the Seller against which any claim specified in such notice shall have been made shall absolutely determine and cease (if such claim has not been previously satisfied, settled or withdrawn) if:

(a)	legal proceedings in respect of the claim shall not have been commenced against the Seller by being both properly issued and validly served on the Seller; or

(b)	such claim, once commenced, shall not have been progressed by the Seller with reasonable diligence,

within six months after the date of service of such notice.

6.4	No liability shall attach to the Seller to the extent that a claim has arisen or the amount of the claim has been increased because notice was not given to Seller of the relevant facts of that claim as soon as reasonably practicable and in any event no later than 60 days after any Indemnified Party became aware thereof.

6.5	The maximum aggregate liability of the Seller in respect of all claims under this Agreement (including all legal, accountancy and other costs and expenses) shall not exceed 40% of the Share Consideration.

6.6	No liability shall attach to the Seller in respect of any claims under this Agreement unless the aggregate amount of such claims for which they would, in the absence of this provision, be liable shall exceed US$150,000 (one hundred and fifty thousand United States dollars) and in such event the liability of the Seller shall be for the entire amount.

6.7	Notwithstanding anything to the contrary in this Agreement:

(a)	in calculating amounts payable to the Purchaser, no amount shall be payable in respect of a Loss: (i) to the extent of any insurance proceeds actually recovered by the Purchaser, the Company, the PRC Companies or any of their affiliates with respect to such Loss; (ii) to the extent of any reduction in the amount of taxes payable by the Purchaser, the Company, the PRC Companies or any of their affiliates as a result of the occurrence of such Loss; (iii) to the extent of any indemnity, contribution or other similar payment recovered by the Purchaser, the Company, the PRC Companies or any of their affiliates from any third party with respect to such Loss; (iv) to the extent that allowance, provision or reserve in respect of the matter or thing giving rise to such claim has been made in the Financial Statements or that such matter or thing has been taken into account therein; (v) to the extent the claim arises as a result of any change in legislation, rule or regulation, order or judgment in any jurisdiction or in any accounting basis, method, policy or practice after the date of this Agreement; (vi) to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for an omission or a voluntary act or transaction by the Purchaser, the Company, the PRC Companies or any of their affiliates, officers, employees or agents after the date of this Agreement;

8	Share Purchase Agreement

(b)	the Purchaser shall not be entitled to bring any claim in respect of any act, transaction or omission whatsoever carried out at the written request or with the written approval of the Purchaser or its authorised agent or representative or which is expressly authorised by this Agreement;

(c)	no liability shall attach to the Seller in respect of any claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be;

(d)	the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss;

(e)	no liability shall attach to the Seller in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy (at the costs and expenses of the Seller) except to the extent that the relevant breach remains and has not been so remedied after the expiry of 30 days after the date of receipt by the Seller of notice from the Purchaser of such claim in reasonable detail as provided in this Clause 6;

(f)	the liability of the Seller shall cease and any subsisting claim shall be withdrawn in respect of the Company or a PRC Company upon that entity ceasing for any reason to be directly or indirectly owned by the Purchaser or its affiliate;

(g)	no liability shall attach to the Seller in respect of any claim under this Agreement resulting from or arising out of any event, fact, matter, circumstances or omission which the Purchaser was aware of when entering into this Agreement or had been disclosed by the Seller to the Purchaser prior to the Purchaser entering into this Agreement.

6.8	In case any action, suit, claim or proceeding is brought against an Indemnified Party in relation to which the Indemnified Party is entitled to make a claim under this Agreement, the Indemnified Party shall first enable the Seller to defend such action, suit, claim or proceeding. If the Seller determines not to defend such action, suit, claim or proceeding, the Indemnified Party shall be entitled to hire, at the cost and expense of the Seller, counsel and participate in the defence thereof. If the Seller participates in the defence of any claim, all Indemnified Parties shall thereafter deliver to the Seller copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and shall cooperate in the defence or prosecution of such claim. Such cooperation shall include the retention and (upon the Seller’s request) the provision to the Seller of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Seller shall not unreasonably withhold, delay or condition its consent. Each Indemnifying Party further agrees that it will not, without the Seller’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

6.9	With the exception of claims based upon Fraud or wilful misconduct, the indemnification under this Clause 6 shall be the exhaustive recourse of Indemnified Parties from and after the Closing Date for Losses or other damages for breach of the Warranties by the Seller.

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6.10	Notwithstanding anything in this Agreement, none of the Parties shall, in any event, be liable or otherwise responsible to the other party for any Loss which is not directly caused by a breach of this Agreement, any Loss that is contingent, any loss of profit, goodwill, reputation or possible business or any consequential, special or punitive damages arising out of or relating to this Agreement or the performance or breach of this agreement.

6.11	Nothing in this Agreement shall relieve the Purchaser of any common law or other duty to mitigate any Loss suffered or incurred by it. The Purchaser shall, and shall procure that the Company and the PRC Companies shall, take all reasonable steps to avoid or mitigate any Loss which may give rise to a claim under this Agreement, provided that the Seller shall compensate the Purchaser for any such reasonable steps that are taken.

7	Purchaser’s Representations and Warranties

7.1	The Purchaser represents and warrants to the Seller that each of the following statements is now and will at Closing and at all times before Closing (by reference to the facts and circumstances existing at the relevant time) be true, accurate and not misleading:

(a)	the Purchaser has full power, authority and capacity to enter into and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents constitutes or will, when executed, constitute legal, valid and binding obligations on the Purchaser enforceable in accordance with their terms, subject to any principles of equity or insolvency law. The Purchaser has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it;

(b)	the Purchaser has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation.

8	Announcements and Confidentiality

Prior approval

8.1	No disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser or any member of the Seller’s Group without the prior written approval of the other Parties (which approval may be subject to reasonable conditions) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

Consultation

8.2	The Party making the disclosure or announcement shall consult with the other Parties in advance as to the form, content and timing of the disclosure or announcement.

Confidentiality

8.3	Each Party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing the Transaction Documents which relates to:

(a)	the provisions of the Transaction Documents;

(b)	the negotiations relating to the Transaction Documents;

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(c)	the subject matter of the Transaction Documents; or

(d)	the other parties to the Transaction Documents.

8.4	Clause 8.3 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by law, any regulatory body or any recognized stock exchange;

(b)	the disclosure is to the Company, but only for the purpose of implementing the matters to be undertaken at Closing;

(c)	the disclosure or use is required for the purpose of any judicial proceedings arising out of the Transaction Documents or any other agreement entered into under or pursuant to the Transaction Documents or the disclosure is required to be made to a tax authority in connection with the taxation affairs of the disclosing Party;

(d)	the disclosure is made to current or prospective auditors, professional advisers, financier, bankers, shareholders, investors or purchaser of the Shares on terms that such auditors, professional advisers, financiers, bankers, shareholders, investors or purchaser will comply with the provisions of Clause 8.3 in respect of such information as if they were a Party to the Transaction Documents;

(e)	the disclosure is made to directors, officers or employees of a Party and/or its affiliates (and their respective directors, officers or employees) on a need-to-know basis;

(f)	the information is or becomes publicly available (other than by breach of the Transaction Documents);

(g)	the Seller has given prior written approval to the Purchaser for the disclosure or use, or the Purchaser has given prior written approval to the Seller for the disclosure or use;

(h)	the information is independently developed,

provided that prior to disclosure or use of any information pursuant to Clauses 8.4(a) or (c) and to the extent permissible by law, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

8.5	The restrictions contained in this Clause 8 shall continue to apply after Closing or termination of the Transaction Documents without limit in time.

9	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which shall together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one counterpart.

10	Variation, Waiver and Consent

10.1	No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or, in the case of a waiver, by or on behalf of the Party waiving compliance).

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10.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

10.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.

11	Rights and Remedies

11.1	No failure or delay by a Party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by a Party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

11.2	The rights and remedies of a Party under or pursuant to this Agreement are cumulative, may be exercised as often as the Party considers appropriate and are in addition to its rights and remedies under general law.

11.3	After Closing, no Party shall be entitled to terminate this Agreement.

11.4	Each provision of this Agreement shall continue in full force and effect after Closing, except to the extent that a provision has been fully performed on or before Closing.

12	Entire Agreement

Subject to any terms implied by law, the Transaction Documents together represent the whole and only agreement between the Parties in relation to the sale and purchase of the Shares and supersede any previous agreement (whether written or oral) between the Parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

13	Notices

13.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (Notice) to be given by any Party under, or in connection with, this Agreement shall be in writing, in English and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by fax to the number set out in Clause 13.2 (Notices), or delivering it by hand to the address set out in Clause 13.2 (Notices) and in each case marked for the attention of the relevant Party set out in Clause 13.2 (Notices) (or as otherwise notified from time to time in accordance with the provisions of this Clause 13 (Notices)). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered,

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provided that in each case where delivery by fax or by hand occurs after 6pm on a business day or on a day which is not a business day, service shall be deemed to occur at 9am on the next following business day.

References to time in this Clause are to local time in the country of the addressee.

13.2	The addresses and fax numbers of the Parties for the purpose of Clause 13.1 (Notices) are as follows:

(a)	Seller

Address: 11/F, Guardian House, 32 Oi Kwan Road, Wan Chai, Hong Kong

For the attention of: Ashley Pun

(b)	Purchaser

Address: 6/F, Fosun International Centre, 237 Chaoyang North Road, Chaoyang District, Beijing 100020, People’s Republic of China

For the attention of: James Guo

13.3	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 13 (Notices), provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five business days after the date on which notice is given, the date following five business days after notice of any change has been given.

13.4	In proving service it shall be sufficient to prove that the envelope containing the Notice was properly addressed and delivered to the address shown thereon or that the fax transmission was made and a fax confirmation report was received, as the case may be.

14	Costs and Stamp Duty

14.1	Each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other Transaction Document.

14.2	The Purchaser shall be responsible for the payment of all stamp duty payable in respect of the transfer and the sale and purchase of the Shares and for any tax in relation to or arising from the transfer of equity in Guangzhou Hou Bo contemplated in Clause 4.3(a)(x).

15	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

13	Share Purchase Agreement

16	Governing Law and Submission to Jurisdiction

Governing law

16.1	This Agreement (including this Clause 16) shall be governed by, and construed in accordance with, the laws of Hong Kong.

Submission to jurisdiction

16.2	The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts as regards any proceeding, claim, dispute or matter arising (or which may arise) out of or in connection with or relating to this Agreement or any document to be executed pursuant to this Agreement.

IN WITNESS whereof the Parties have executed this Agreement at the end of the Schedules on the date first above written.

14	Share Purchase Agreement

Schedule 1

Warranties

1.	The Seller has full power, authority and capacity to enter into and perform each of the Transaction Documents to which they are a party and each of the Transaction Documents constitutes or will, when executed, constitute legal, valid and binding obligations on the Seller enforceable in accordance with their terms, subject to any principles of equity or insolvency law. The Seller has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it.

2.	The Seller has obtained all approvals and authorisations from applicable governmental or other authorities and other consents, licences, waivers and exemptions required to empower it to enter into and to perform its obligations under the Transaction Documents.

3.	The Seller has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation.

4.	None of the Seller Entities has stopped payment, nor is any Seller Entity insolvent or deemed unable to pay its debts. No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding-up of any Seller Entity or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to any Seller Entity, and no administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Seller Entity. No composition in satisfaction of the debts of any Seller Entity, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members (or any class of its creditors and/or members) has been proposed, sanctioned or approved. No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Seller Entity. As at the date of this Agreement, the Seller is not aware of any circumstances which exist which are likely to give rise to the occurrence of any events or circumstances described in the preceding sentences within two years after the date of this Agreement. In this paragraph, Seller Entities means the Seller, the Company and the PRC Companies, provided that the Warranties in this paragraph 4 in respect of the PRC Companies are only given so far as the Seller is aware.

5.	The Company has been duly incorporated and is validly existing under the laws of Hong Kong.

6.	All of the Shares are validly allotted and issued and fully paid or properly credited as fully paid.

7.	There are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of the Company nor any rights to convert any loan or share capital into the share capital of the Company of any nature.

8.	(a)	The Company and Job Network have the power and authority to enter into and perform their obligations under the Existing Guangzhou Hou Bo Agreements to which they are a party and have taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered the Existing Guangzhou Hou Bo Agreements to which they are a party.

15	Share Purchase Agreement

(b)	Each of the Existing Guangzhou Hou Bo Agreements constitutes a valid and binding obligation of the Company and Job Network, as applicable, enforceable in accordance with its terms to the extent permitted by applicable laws, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)	The execution and delivery by the Company and Job Network of the Existing Guangzhou Hou Bo Agreements to which they are a party, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any indebtedness or other liability of the Company or to increase the rate of interest presently in effect with respect to any indebtedness of the Company, or (iii) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of the Company.

(d)	Each Existing Guangzhou Hou Bo Agreement is in full force and effect and the Company and Job Network and, so far as the Seller is aware, no other party to the Existing Guangzhou Hou Bo Agreements is in breach or default in the performance or observance of any of the terms or provisions of such Existing Guangzhou Hou Bo Agreements. The Company and Job Network have not and, so far as the Seller is aware, none of the other parties to the Existing Guangzhou Hou Bo Agreements has sent or received any communication regarding termination of any Existing Guangzhou Hou Bo Agreements, and so far as the Seller is aware no such termination has been threatened by any of the parties thereto.

9.	Immediately prior to the Closing, the Company has a share capital of HK$10,000.00 with 10,000 issued ordinary shares. Except for this Agreement, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the Shares. No Shares are subject to any pre-emptive rights, rights of first refusal or other rights of any kind to purchase such Shares (whether in favour of the Company or any other person).

10.	Other than the PRC Companies, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

11.	So far as the Seller is aware, the Company and each PRC Company possesses all requisite approvals, permits and licenses for the conduct of the business of such companies as currently conducted and proposed to be conducted and for the ownership and operation of each of their assets and property.

12.	The Company and the PRC Companies have duly executed each Transaction Document to which they are a party and have taken all corporate action necessary for the authorisation, execution and delivery of, and the performance of the obligations under each of the Transaction Documents to which it is a party.

16	Share Purchase Agreement

13.	The Seller has made available to the Purchaser the management accounts and any notes thereto (the Financial Statements) for each PRC Company for the respective periods from 1 January 2011 to 31 December 2013 (the Financial Statements Date). The Financial Statements: (a) were prepared in accordance with the books and records of the PRC Companies in all material respects; (b) were properly prepared in accordance with the PRC generally accepted accounting principles and the accounting policies of the PRC Company and in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Financial Statements Date; and (c) so far as the Seller is aware, they are true, correct and complete, and fairly reflect the financial position and financial performance of the relevant PRC Company at the relevant Financial Statements Date, are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the relevant PRC Company and do not materially overstate the profits of the relevant PRC Company in respect of the period(s) to which they relate.

14.	Except as reflected in the Financial Statements, so far as the Seller is aware and excluding loans made to LUO Yan and WANG Guanzhu by the Company, none of the Company or the PRC Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Company or PRC Companies has otherwise become directly or indirectly liable other than indebtedness incurred in the ordinary course of business.

15.	So far as the Seller is aware, the Company and each PRC Company has good and marketable title to the real property and assets it owns, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. So far as the Seller is aware, with respect to real property and assets it leases, the Company and each PRC Company is in compliance with such leases and such Company or PRC Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

16.	So far as the Seller is aware, the Company and each PRC Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the business of the Company and the PRC Companies and without any conflict with or infringement of the rights of others. For purpose of this Agreement, (i) Proprietary Assets shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) Registered Intellectual Property means all Proprietary Assets of the Company or any PRC Company, wherever located, that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

17	Share Purchase Agreement

17.	So far as the Seller is aware, (i) a complete list of Proprietary Assets has been provided to the Purchaser, including all Registered Intellectual Property, of the Company and each PRC Company, (ii) there are no outstanding options, licenses, agreements or rights of any kind granted by the Company or any PRC Company or any other party relating to any of the Company’s or any PRC Company’s, nor is the Company or any PRC Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, (iii) neither the Company nor any PRC Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller, is there any reasonable basis therefor, (iv) at the date of this Agreement, none of the Company or the PRC Companies use any inventions of any of the Company’s or any PRC Company’s employees (or people the Company or any PRC Company currently intends to hire) made prior to or outside the scope of their employment by the Company or any PRC Company, and (v) no government funding, facilities of any educational institution or research centre, or funding from third parties has been used in the development of any Proprietary Assets of the Company or any PRC Company.

18.	All of the PRC Companies’ resume and customer databases and any passwords or other items necessary to manage the same are held by the PRC Companies.

19.	Neither the Company nor any of the PRC Companies are currently involved in any court or arbitration proceedings (other than those disclosed to the Purchaser prior to entering into this Agreement) and, so far as the Seller is aware, there are no actions, suits, proceedings, claims, arbitrations or investigations against the Company or PRC Companies pending or currently threatened in writing against the Company or any of the PRC Companies (other than those disclosed to the Purchaser in writing prior to entering into this Agreement).

20.	So far as the Seller is aware, none of the PRC Companies is or has been in violation of any material applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.

21.	So far as the Seller is aware, neither the Company nor any of the PRC Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of any of the constitutional documents of the respective Company or PRC Company, or in any material respect of any term or provision of any contract to which such Company or PRC Company is a party, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or PRC Company. So far as the Seller is aware, none of the activities, agreements, commitments or rights of any Company or PRC Company is ultra vires or invalid, or unauthorized.

22.	So far as the Seller is aware, since the Financial Statements Date, with respect to the Company and each PRC Company, there has not been:

(a)	any material change in the assets, liabilities, financial condition or operating results of the Company or the PRC Company from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b)	any material change in the contingent obligations of Company or the PRC Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)	any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company or PRC Company;

(d)	any waiver by the Company or PRC Company of a valuable and material right or of a material debt other than in the ordinary course of business;

(e)	any satisfaction or discharge of any material lien, claim or encumbrance or payment of any obligation by the Company or PRC Company;

(f)	any material change or amendment to a material contract or arrangement by which the Company or PRC Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement and except for such changes or amendments made in the ordinary course of business;

18	Share Purchase Agreement

(g)	any sale, assignment or transfer of any material Proprietary Assets or other material intangible assets of the Company or PRC Company other than in the ordinary course of business;

(h)	any mortgage, pledge, transfer of a security interest in, or lien created by the Company or PRC Company, with respect to any of the Company or PRC Company’s properties or assets, except liens for taxes not yet due or payable or in the ordinary course of business;

(i)	any debt, obligation, or liability incurred, assumed or guaranteed by the Company or PRC Company other than in the ordinary course of business in excess of US$100,000 in the aggregate;

(j)	any declaration, setting aside or payment or other distribution in respect of any of the share capital of the Company or PRC Company, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Company or PRC Company; or

(k)	any agreement or commitment by the Company or PRC Company or the Seller to do any of the things described in this section.

23.	Other than those disclosed to the Purchaser prior to entering into this Agreement, so far as the Seller is aware, there have been no examinations or audits of any tax returns or reports by any applicable governmental agency and the Company and each PRC Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. So far as the Seller is aware, since the Financial Statements Date, none of the Company or the PRC Companies have incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company and each PRC Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Seller shall, if required under applicable laws and regulations of the People’s Republic of China (excluding Hong Kong) (“PRC”) pay any tax levied by a taxation authority in the PRC levied against the Seller in relation to the sale of the Shares under this Agreement.

24.	So far as the Seller is aware, none of the Seller, its officers and directors or its affiliates has any agreement (whether oral or written) with, or is indebted to, the Company or any PRC Company, nor is the Company or any PRC Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

25.	So far as the Seller is aware, none of the Company or PRC Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

26.	Other than those disclosed to the Purchaser prior to entering into this Agreement, so far as the Seller is aware, the Company and the PRC Companies have complied in all material aspects with all employment contracts to which they are a party and all applicable employment and labor laws. So far as the Seller is aware, the Company and PRC Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

27.	The minute books of the Company and each PRC Company have been made available to the Purchaser and, so far as the Seller is aware, there are no material omissions from such minute books.

28.	So far as the Seller is aware, information provided to the Purchaser in relation to the transaction contemplated by this Agreement was, when given, materially true and did not make any material omissions. So far as the Seller is aware, it has (i) not intentionally withheld any information which would reasonably be considered to be material to a reasonable purchaser, (ii) fully provided the Purchaser with all the information that the Purchaser has requested and (iii) not knowingly withheld from the Purchaser any information requested by the Purchaser.

19	Share Purchase Agreement

Execution

Executed as an agreement.

Signed for and on behalf of	)
Zhaopin Limited	)
by its duly authorised representative	)
in the presence of:	)

/s/ Lior Harel		/s/ Jason Lenga
Signature of witness		Signature of authorised representative

Lior Harel		Jason Lenga
Name of witness (please print)		Name of authorised representative
(please print)

Signed for and on behalf of	)
Jobs DB Inc.	)
by its duly authorised representative	)
in the presence of:	)

/s/ Derek Miller		/s/ Ronnie Fink
Signature of witness		Signature of director

Derek Miller		Ronnie Fink
Name of witness (please print)		Name of director
(please print)

20	Share Purchase Agreement